Exhibit 10.1

SIGMA-ALDRICH CORPORATION

CASH BONUS PLAN

1.	PURPOSE

The purpose of the Sigma-Aldrich Corporation Cash Bonus Program (the “Plan”) is to provide a means by which Sigma-Aldrich Corporation (the “Corporation”) shall be able to further align the interests of management with its shareholders by providing management employees with incentives in addition to current compensation to attain certain performance goals of the Corporation and to attract and retain the services of competent management employees for the Corporation and its subsidiaries. The Plan is also intended to provide qualified performance-based compensation within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulations promulgated thereunder, and shall be interpreted and construed accordingly.

2.	EFFECTIVE DATE AND TERM

The Plan is effective for calendar years beginning on or after January 1, 2010, subject to approval by the shareholders of the Corporation, in accordance with Treasury Regulations Section 1.162-27(e)(4)(vii), at the annual meeting of shareholders in 2010.

3.	ADMINISTRATION

(a) The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Corporation (the “Board”) as such Committee may be constituted from time to time. The Committee shall consist of at least three members of the Board selected by the Board, all of whom shall be “outside directors” as defined in Treasury Regulations Section 1.162-27(e)(3).

(b) A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members present at any meeting at which there is a quorum. Any decision or determination reduced to writing and signed by all of the members shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary, shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

(c) Subject to the express provisions of the Plan, the Committee also shall have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable for the administration of the Plan. The determinations of the Committee under this Plan shall be conclusive.

4.	ELIGIBILITY

Employees of the Corporation or any subsidiary of the Corporation who are classified as management employees shall be eligible to participate in the Plan (the “Participants”); provided, however, that for any calendar year the Committee may, at the time it establishes performance goals for such year under Section 5, limit participation to specified Participants or any class or classes of Participants.

5.	PERFORMANCE GOALS

For each calendar year beginning on or after January 1, 2010, the Committee shall, no later than the 90th day of such year, establish performance goals for such year (the “Performance Goals”), the results of which are substantially uncertain within the meaning of Treasury Regulations Section 1.162-27(e)(2)(i) at the time the Performance Goals are established. The Performance Goals for any calendar year shall be based on one or more of the following business criteria with respect to the Corporation and its subsidiaries as a whole, or may be applied with respect to the Corporation or to any subsidiary, division or other unit of the Corporation or with respect to individual objectives sales growth, operating income, return on assets, stock price, earnings per share, cash flow, market share, costs, debt to equity ratio, total shareholder return, total shareholder return relative to peer group, return on capital, return on invested capital, working capital, free cash flow, operating cash flow, net cash flow, revenue growth, growth in operating income, achievement of operating profit, pre-tax profit, economic value added, budget or profit plan achievement, market capitalization, net debt reduction, and or other relevant business performance criteria as determined by the Committee and approved by shareholders. If, after the Performance Goals for a calendar year have been established, a change occurs in the applicable accounting principles or practices which affects any Performance Goal for such year, such Performance Goal shall be applied after application of such change.

6.	DETERMINATION AND PAYMENT OF BONUSES

(a) At the time that the Performance Goals for a calendar year are established, the Committee shall also establish an objective formula, based on the attainment, in whole or in part, of the Performance Goals for such year, for determining bonuses based on a specified percentage of annual base salary (including amounts contributed under a salary reduction agreement to a plan maintained by the Corporation under Section 125 or 401(k) of the Code or under any other deferral plan) paid to any Participant or class of Participants for such year. Such formula must be expressed in terms such that a third party having knowledge of the relevant results under the Performance Goals could calculate the amount to be paid to any Participant. Notwithstanding the foregoing, the maximum bonus payable to any participant for any calendar year shall not exceed $3,000,000.

(b) The formula established pursuant to Section 6(a) for any calendar year must preclude any discretion by the Committee to increase the amount of the bonus that would be payable to any Participant for such year. The Committee may, in its sole discretion and for any reason, reduce the bonus otherwise payable to any Participant for any calendar year; provided, however, that such reduction may not result in an increase in the bonus payable to any other Participant.

(c) After the end of each calendar year, the Committee shall certify in writing whether the Performance Goals for such year have been attained, in whole or in part, and the bonus payable to each Participant for such year, if any, shall be determined in accordance with such certification under the formula established for such year pursuant to Section 6(a). No bonus shall be payable prior to, or in excess of the amount determined in accordance with, such certification.

(d) As soon as practicable following the certification and determination described in Section 6(c), the bonus determined for each Participant shall be paid in cash (or its equivalent) to the Participant (or, in the event of the Participant’s death prior to such payment, the Participant’s estate) in a single lump sum unless such bonus is deferred in whole or in part pursuant to any other deferral plan.

(e) In the event a Participant terminates employment with the Corporation and its subsidiaries during any calendar year for any reason, such Participant shall not be entitled to receive any bonus under this Plan for such year unless the Committee decides otherwise in its sole discretion. However, in no event shall a “covered employee” as defined under Section 162(M) of the Code, whose employment terminates due to reasons other than death, disability, or a change of ownership or control receive any bonus or payment hereunder unless the applicable performance goals have been attained.

(f) All bonuses payable under the Plan shall be subject to applicable withholding for federal, state and local income and other taxes.

(g) The Board shall, in all appropriate circumstances, require reimbursement of any annual incentive payment to an executive officer where: (1) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of Company financial statements filed with the Securities and Exchange Commission; (2) the Board determines the executive engaged in intentional misconduct that caused or substantially caused the need for the substantial restatement; and (3) a lower payment would have been made to the executive based upon the restated financial results. In each such instance, the Company will, to the extent practicable, seek to recover from the individual executive the amount by which the individual executive’s incentive payments for the relevant period exceeded the lower payment that would have been made based on the restated financial results. For purposes of this policy, the term “executive officer” means any officer who has been designated an executive officer by the Board.

7.	AMENDMENT OR TERMINATION

The Board may at any time amend the Plan in any fashion or terminate the Plan; provided, however, that no amendment shall be made which would cause bonuses payable under the Plan to fail to constitute qualified performance-based compensation within the meaning of Code Section 162(m)(4)(C); provided further, that no amendment shall, without the prior approval of the shareholders of the Corporation in accordance with Treasury Regulations Section 1.162-27(e)(4), (i) materially alter the Performance Goals set forth in Section 5, (ii) increase the maximum bonus set forth in Section 6(a), (iii) change the class of eligible employees set forth in Section 4, or (iv) implement any change to a provision of the Plan requiring shareholder approval in order for the Plan to continue to comply with the requirements of Code Section 162(m)(4)(C). Furthermore, no amendment or termination shall, without the written consent of the Participant, alter or impair a Participant’s right to receive payment of a bonus for a calendar year that is due but has not yet been paid.

8.	MISCELLANEOUS

(a) Neither the establishment of the Plan, any provisions of the Plan nor any action of the Committee shall be deemed or held to constitute an employment contract or confer on any Participant the right to remain employed by the Corporation or any of its subsidiaries, and the Corporation and its subsidiaries reserve the right to terminate the employment of any Participant, and otherwise deal with any Participant with respect to terms and conditions of employment, in the same manner as if this Plan had not been established.

(b) The Plan shall be unfunded, the status of any Participant who is entitled to a bonus under the Plan shall be that of an unsecured creditor of the Corporation, any bonuses payable hereunder shall be paid solely from the general assets of the Corporation and nothing in the Plan shall be interpreted or construed to give the Participant or any other person any right, title, interest or claim in or to any specific asset, fund, reserve, account or other property of any kind whatever owned by the Corporation.

(c) This Plan shall not affect or impair the rights or obligations of a Participant under any other contract, arrangement, pension or profit sharing plan, deferred compensation agreement or other compensation program of the Corporation.

(d) A Participant’s rights under the Plan shall not be subject in any manner, either in whole or in part, to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, execution, levy, garnishment, attachment or any similar action, any such attempted action shall be void and of no effect and no such rights shall be liable for or subject to any debts, contracts, engagements, torts or other obligations or liabilities of a Participant other than any obligation or liability owed to the Corporation or any of its subsidiaries; provided, however, that this Section 8(d) shall not apply with respect to payment of a bonus to a Participant’s estate in accordance with Section 6(d) in the event of the Participant’s death.

(e) If the Corporation determines that a Participant is unable to care for his or her affairs because of illness or accident, any bonus payable to such Participant under the Plan may be paid to his or her spouse, child, parent or any other person deemed by the Corporation to have incurred expense for such Participant (including a duly appointed guardian, committee, or other legal representative), and any such payment shall be a complete discharge of the Corporation’s obligations hereunder.

(f) All obligations of the Corporation under the Plan shall be binding on any successor to the Corporation, whether as the result of purchase, merger, consolidation or otherwise.

(g) If any term or condition of the Plan is held to be illegal, invalid or unenforceable for any reason, or if any provision of the Plan is determined to be inconsistent with the requirements of Code Section 162(m)(4)(C), such term, condition or provision shall be disregarded, and the remainder of the Plan shall remain in force and effect as if such term, condition or provision had not been included.

(h) The Plan shall be construed in accordance with and governed by the laws of the State of Missouri, without regard to its conflict of law provisions.